Exhibit 99.1

SAFETY INSURANCE EXTENDS ITS PERSONAL AUTO RELIEF CREDIT, REFLECTING CONSUMER PATTERNS

Boston, Massachusetts, June  11, 2020. Safety Insurance Group, Inc. (“Safety”) (NASDAQ:SAFT) today announced the extension of its Personal Auto Relief Credit through June 30, reflecting changing consumer patterns and needs during the ongoing COVID-19 pandemic. The original credit was announced in April and offered all eligible Safety Insurance personal auto policyholders a  15% credit off their premium for the months of April and May.

“Our goal during the past 12 weeks has been to support our policyholders and broader community as they address the economic and health realities associated with the coronavirus. Given the current focus on limiting public activities, continuing this discount through the end of the month is the right thing to do,” said George Murphy, President and CEO of Safety Insurance.  “The positive feedback we received during the first discount period indicated that this was a meaningful step for our policyholders.”

The additional credit will be applied automatically; policyholders already paid in full will receive a refund.

Through Safety’s Charitable Foundation, the company has also provided financial support to charities directly addressing both the pandemic and economic challenges that have resulted from stay-at-home efforts: Massachusetts COVID -19 Relief Fund; Boston Resiliency Fund; Project Bread and Healthcare Heroes to benefit the Massachusetts General Emergency Response Fund.

“This has been a difficult period for our community; in addition to heartbreaking loss of life and illness, many local residents have seen serious financial implications from this quickly changing situation,” continued Murphy. “It is important to our team that we contribute to addressing these challenges.”

About Safety:  Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2019 Form 10-K with the SEC on February 28, 2020 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to:

·	The competitive nature of our industry and the possible adverse effects of such competition;
·	Conditions for business operations and restrictive regulations in Massachusetts;

·	The possibility of losses due to claims resulting from severe weather;
·	The possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market;

·	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others;
·

The effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative or regulatory changes that take place after the Company issues its policies, including those taken in response to COVID-19 (such as requiring insurers to cover business interruption claims irrespective of terms or other conditions included in the policies that would otherwise preclude coverage), can result in an unexpected increase in the number of claims and have a material adverse impact on the Company's results of operations;

·

The impact of COVID-19 and related risks, including on the Company's employees, agents or other key partners, could materially affect the Company's results of operations, financial position and/or liquidity; and

·

Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2019 filed with the SEC on February 28,  2020.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.